EXHIBIT 99.1

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COTELLIGENT SETTLES LAWSUIT AGAINST SKIRITAI CAPITAL

Company and large stockholder agree to cooperate to build shareholder value

Irvine, CA—September 3, 2003—Cotelligent, Inc. (OTC BB:CGZT) a leading developer of business solutions that enhance, integrate and extend enterprise information to mobile and Web technologies, announced today that it has dropped its lawsuit against stockholder Skiritai Capital with prejudice.

“Over the past several weeks Skiritai’s leader Russ Silvestri and I have had a series of discussions that have focused on our mutual interests rather than our differences” stated James Lavelle, Cotelligent’s Chairman and CEO. “I believe we have negotiated a fair settlement for both sides and I am eager to advance our relationship to one in which we work together to improve opportunities and increase shareholder value.”

About Cotelligent, Inc.

Cotelligent, Inc. (www.cotelligent.com) creates customized business solutions that enhance existing applications, integrate disparate systems and extend our clients’ current environment with mobile and Web technologies. Cotelligent develops solutions on a proven foundation of reusable design components and patterns that give clients greater flexibility and agility for future requirements. We approach each and every project by creating solutions that precisely fit each of our client’s needs and improve productivity with the shortest possible implementation time. Our exclusive architecture, consultative and collaborative approach has helped our clients reduce costs and implementation time by as much as 50%.

Cotelligent (OTC BB: CGZT) was established in 1996 and is a debt-free public company. We employ 103 people throughout the U.S. with headquarters in Irvine, California.

Safe Harbor Statement

Except for historical information contained herein, the information contained in this news release includes forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from such statements. All forward-looking statements included in this release are based upon information available to Cotelligent as of the date hereof, and Cotelligent assumes no obligation to update any such forward-looking statements. Factors that could

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cause or contribute to such differences include, but are not limited to: the extent to which customers invest in IT infrastructures; the availability of qualified IT professionals; the rate of hiring, productivity, and retention of revenue-generating personnel; changes in the pricing of Cotelligent’s services; the timing and rate of entrance into new regional and international markets; the structure and timing of acquisitions or investments; the possibility that technologies will not perform according to expectations or be accepted by the market; the market price for Cotelligent common stock and general economic conditions. Please refer to the discussion of risk factors and other factors included in Cotelligent’s most recent Report on Form 10-Q, Report on Form 10-K for the year ended December 31, 2002, and other filings made with the Securities and Exchange Commission.

Company Contact:

Cecilia Weiss

Marketing Communications

Cotelligent

100 Theory, Suite 200

Irvine, CA 92612

(949) 823-1658

cweiss@cotelligent.com